COMPANHIA PARANAENSE DE ENERGIA - COPEL

Corporate Taxpayer’s ID (CNPJ): 76.483.817/0001-20

PUBLICLY HELD COMPANY

CVM Registration 1431-1

SUMMARY OF THE FOUR HUNDREDTH AND THIRD
EXTRAORDINARY BOARD OF DIRECTORS’ MEETING

1. VENUE: Rua Coronel Dulcídio nº 800, Curitiba - PR. 2. DATE: 04.23.2021 – 6 p.m. 3. PRESIDING BOARD: MARCEL MARTINS MALCZEWSKI - Chairman; e DENISE TEIXEIRA GOMES – Secretary 4. MATTERS DISCUSSED AND RESOLUTIONS TAKEN:

The Board of Directors::

I.	I. unanimously resolved: a) to ratify, within the scope of the 1st UNIT Program, (i) the total conversion of 478,550,731 common shares into class “B” preferred shares, the conversion of 139,520 class “A” preferred shares into class “B” preferred shares, and the total conversion of 82,330,391 class “B” preferred shares into common shares, so that the share capital, fully subscribed and paid up, in the amount of R$10,800,000,000.00 (ten billion and eight hundred million reais), will be represented by 2,736,553,750 (two billion, seven hundred and thirty-six million, five hundred and fifty-three thousand, seven hundred and fifty) shares, without par value, being 1,054,090,460 common shares, 3,128 .000 class “A” preferred shares, and 1,679,335,290 class “B” preferred shares; and (ii) the total formation of 277,126,554 UNITs, of which 248,134,108 (two hundred and forty-eight million, one hundred and thirty-four thousand, one hundred and eight) UNITs issued to shareholders within the scope of the central depository and 28,992,446 ( twenty-eight million, nine hundred and ninety-two thousand, four hundred and forty-six) UNITs issued to the State of Paraná in the book-entry environment; and b) establish that UNITs will be formed, issued and credited to shareholders on April 26, 2021. It is registered that UNITs will be effectively traded on the B3 SA stock exchange market - Brasil, Bolsa, Balcão under the code CPLE11, as of 04.26.2021, inclusive. Finally, the Board of Directors states that the Company complies with the provisions of article 8, paragraph 1, III, of Federal Law no. 10,303, of 2001, so that it can issue preferred shares up to the limit of 2/3 (two thirds) of total shares..

5. SIGNATURES: MARCEL MARTINS MALCZEWSKI - Chair; DANIEL PIMENTEL SLAVIERO - Secretary Executivo; ADRIANA ANGELA ANTONIOLLI; CARLOS BIEDERMANN; GUSTAVO BONINI GUEDES; LEILA ABRAHAM LORIA; LUIZ CLAUDIO MAIA VIEIRA; MARCO ANTÔNIO BARBOSA CÂNDIDO; OLGA STANKEVICIUS COLPO; and DENISE TEIXEIRA GOMES - Secretary.

The full text of the 204th Extraordinary Board of Directors’ Meeting was drawn up in the Company’s book no. 11.

DENISE TEIXEIRA GOMES

Secretary